Exhibit 99.1

Neff Corporation Announces Second Quarter 2016 Results

MIAMI, Fla., July 27, 2016 - Neff Corporation (the “Company”) (NYSE: NEFF) today reported its financial results for the second quarter ended June 30, 2016.
Graham Hood, Chief Executive Officer of Neff Corporation, commented, “The second quarter of 2016 was another solid quarter for Neff’s rental business as we generated record second quarter results for rental revenues, which increased by 7.8% year-over-year and for Adjusted EBITDA, which increased by 7.6% year-over-year. We also delivered impressive Adjusted EBITDA margins of 50.7%.  Outside of our branches directly affected by oil and gas activities, our rental revenues were up 11.7%, and Adjusted EBITDA increased by 12.6%, reflecting the ongoing strength in the construction markets we serve. We expect this strength to continue for the remainder of 2016.”

Second Quarter 2016 Highlights

•	Total revenues increased 5.8% year-over-year to $99.7 million in the second quarter of 2016.

•	Rental revenues increased 7.8% year-over-year to $91.5 million in the second quarter of 2016 from $84.8 million.

•	Time utilization increased to 68.0% from 67.1% in the prior year period.

•	Rental rates decreased 1.1% year-over-year in the second quarter of 2016.

•	The average original equipment cost ("OEC") of our rental fleet increased by 7.1% to $816.7 million year over year.

•	Adjusted EBITDA increased 7.6% to $50.6 million in the second quarter of 2016 from $47.0 million in the prior year period.

•	Adjusted EBITDA margin was 50.7% compared with 49.9% in the prior year period.

•	Adjusted EPS for the quarter was $0.35 per diluted share versus $0.29 per diluted share in the prior year period.

Second Quarter 2016 Financial Results

Revenue

Total revenues increased 5.8% to $99.7 million, up from $94.2 million in the second quarter of 2015. Rental revenues increased 7.8% to $91.5 million, up from $84.8 million in the second quarter of 2015. Equipment sales decreased to $4.9 million from $6.2 million in the second quarter of 2015. Parts and service revenues remained consistent at $3.2 million in the second quarter of 2016.

Adjusted EBITDA

Adjusted EBITDA, a non-US GAAP financial measure that includes the adjustments noted in the reconciliation below, in the second quarter of 2016 was $50.6 million compared to $47.0 million in the second quarter of 2015. Adjusted EBITDA, as a percentage of revenues, was 50.7% compared to 49.9% in the second quarter of 2015.

Net Income

Net income for the quarter was $9.9 million compared to net income of $14.7 million for the second quarter of 2015.

Return on Invested Capital ("ROIC")

ROIC was 10.3% for the twelve months ended June 30, 2016, a decrease of 120 basis points from the twelve months ended June 30, 2015. The Company’s ROIC metric uses after-tax operating income for the trailing 12 months divided by average stockholders’ equity (deficit) and debt and deferred taxes, net of average cash and debt issue costs. To mitigate the volatility related to fluctuations in the Company’s tax rate from period to period, a federal statutory tax rate of 35% is used to calculate after-tax operating income.

Fleet Size

The size of the rental fleet was $826.5 million of OEC as of June 30, 2016, compared to $775.4 million at June 30, 2015.

Share Repurchase Program

During the second quarter of 2016, the Company repurchased 511,591 shares of Class A common stock for $4.2 million under the 2 year share repurchase program authorized in November 2015. Since the authorization of the share repurchase program, the Company has purchased 1,512,685 shares of Class A common stock for a total cost of $10.3 million, including commissions.

Six Months 2016 Highlights

•	Total revenues increased 6.1% to $189.2 million from $178.3 million in 2015.

•	Rental revenues increased 8.6%, or $13.7 million, to $172.7 million in 2016 from $159.0 million in the prior year.

•	Time utilization increased to 66.6% compared to 65.4% in the prior year period.

•	Rental rates decreased 1.2% as compared to the prior year.

•	The average OEC of our rental fleet increased by 7.4% to $797.4 million in the current year period.

•	Adjusted EBITDA increased 7.0% to $92.0 million as compared to $86.0 million in the prior year period.

•	Adjusted EBITDA margin was 48.6% compared with 48.2% in the same period last year.

•	Adjusted EPS for the first six months was $0.47 per diluted share versus $0.44 per diluted share in the prior year period.

2016 Financial Outlook

The Company's 2016 full year outlook is as follows:

•	Total revenue is forecast to be in the range of $390 million to $410 million.

•	Adjusted EBITDA is forecast to be in a range of $190 million to $200 million.

•	Year-over-year rental rate increase is expected to be approximately -1.0% to 1.0%, compared to prior guidance of 0.0% to 2.0%.

•	Time utilization is forecast to be approximately 68.0%.

•	Net capital expenditures are expected to be in the range of $100 million to $110 million.

Conference Call

The Company’s management will hold a conference call to discuss the second quarter 2016 results tomorrow, July 28, 2016, at 10:00 a.m. (Eastern Daylight Time). To participate in the conference call, participants should dial +1 866-393-4306 (domestic) or +1 734-385-2616 (international) and enter access code 50507106, a few minutes prior to the start of the call. Those who wish to listen to the live conference call and view the accompanying presentation slides should visit the "Investor Relations" portion of the Neff Corporation website at: http://investor.neffrental.com.
A telephonic replay will be available from 1:00 p.m. ET on the day of the conference call through Thursday, August 11, 2016. To listen to the archived call, dial +1 855-859-2056 or +1 404-537-3406 and enter conference ID number 50507106. The replay of the conference call will also be available via webcast on the Company's website at: http://investor.neffrental.com, where it will be archived for 12 months after the conference call.

Non-US GAAP Measures and Key Performance Measures

Earnings before interest, taxes, depreciation and amortization ("EBITDA"), Adjusted EBITDA and adjusted earnings per share are non-US GAAP financial measures as defined under the rules of the Securities and Exchange Commission ("SEC"). EBITDA represents the sum of net income, interest expense, provision for income taxes, depreciation of rental equipment, other depreciation and amortization and amortization of debt issue costs. Adjusted EBITDA represents EBITDA further adjusted to give effect to other items that we do not consider to be indicative of our ongoing operations, including for the periods presented rental split expense, equity-based compensation, adjustment to tax receivable agreement and loss (gain) on interest rate swap. Adjusted earnings per share ("EPS") represents the sum of diluted earnings per share of Class A common stock, as reported, adjusted for the impact of items that we believe are not indicative of our ongoing operations, including for the periods presented loss (gain) on interest rate swap and non-cash adjustment to tax receivable agreement. The Company believes that: (i) EBITDA and Adjusted EBITDA and (ii) adjusted EPS provide useful information about operating performance and period-over-period growth and is useful to securities analysts, investors and other interested parties in evaluating our operating performance compared to that of other companies in the industry. However, none of these measures should be considered as alternatives to net income, cash flows from operating activities or diluted EPS under US GAAP as indicators of operating performance or liquidity. Because EBITDA, Adjusted EBITDA and adjusted EPS are not calculated in the same manner by all companies, they may not be comparable to other similarly titled measures used by other companies.
OEC and rental rate are two of the key performance measures we use in evaluating our business and results of operations.
We present OEC, defined as the first cost of acquiring the equipment, or in the case of used equipment purchases and rental splits, an estimate of the first cost that would have been paid to acquire the equipment if it had been purchased new in its year of manufacture, as the daily average OEC of equipment on rent, divided by the OEC of all equipment in the rental fleet during the relevant period.

We define rental rates as the rates charged to our customers on rental contracts that typically are for daily, weekly or monthly terms. Rental rates change over time based on a combination of pricing, the mix of equipment on rent and the mix of rental terms with customers. Period over period changes in rental rates are calculated on a weighted average with the weighting based on prior period revenue mix.

About Neff Corporation

Neff Corporation is a leading regional equipment rental company in the United States, focused on the fast growing Sunbelt states. The Company offers a broad array of equipment rental solutions for its diverse customer base. Neff Corporation’s broad fleet of equipment includes earthmoving, material handling, aerial and other rental equipment to meet specific customer needs.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical facts should be considered forward-looking statements, including statements regarding our 2016 outlook, including without limitation, statements regarding our forecasted revenue and Adjusted EBITDA and our expected rental rates, time utilization and net capital expenditures; expectations regarding execution of our strategy; expectations regarding seasonality and expectations regarding the slowdown in oil and gas exploration and the Company’s ability to offset such slowdown. We use words such as "could," "may," "should," "will," "expect," "believe," "continue," "anticipate," "estimate," "intend," "project," "plan," "forecast" and other similar expressions to identify some but not all forward-looking statements. Forward-looking statements involve estimates and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements.
The forward-looking statements contained in this press release are based on assumptions that we have made in light of our industry experience and our perceptions of historical trends, current conditions, current plans, expected future developments and other important factors we believe are appropriate under the circumstances. As you read and consider this press release, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (many of which are beyond our control) and assumptions. Although we believe that these forward-looking statements are based on reasonable assumptions, you should be aware that many important factors could affect our actual operating and financial performance and cause our performance to differ materially from the performance anticipated in the forward-looking statements. We believe these important factors include, but are not limited to, the following: the fact that future economic downturns could have a material adverse impact on our business; trends in oil and gas prices and the impact on the level of exploration, development and production activity of certain of the Company’s customers and the demand for the Company’s services and products; the fact that the Company’s revenues and operating results will fluctuate, which could affect the volatility of the trading of its Class A common stock; the highly cyclical nature of the equipment rental industry; decreases in construction or industrial activities and resulting decreases in the demand for the Company’s equipment or the rental rates or prices it can charge; competition in the equipment rental industry which could lead to a decrease in the Company’s market share or in rental rates and its ability to sell equipment at favorable prices; Wayzata, the Company's largest shareholder, as a result of its ownership stake in the Company, may have the ability to exert substantial influence over actions to be taken or approved by the Company's Board of Directors or shareholders; the Company’s substantial indebtedness, its ability to generate cash to meet its debt service obligations and the restrictions the Company's indebtedness imposes on the Company's current and future operations; the Company’s need to obtain additional capital, which may not be available, to fund the capital outlays required for the success of its business, including those relating to purchasing equipment, opening new rental locations, making acquisitions and refinancing existing indebtedness; significantly higher maintenance costs in connection with increases in the weighted average age of the Company’s rental fleet; fluctuations in the price of the Company's Class A common stock and its ability to complete share repurchases under the Company's share repurchase program on favorable terms, within the anticipated time frame, or at all; environmental and health and safety laws and regulations that may result in liabilities for the Company; termination of one or more of the Company’s relationships with any of its equipment manufacturers; residual value risk of the Company’s rental fleet upon disposition; the rising cost of new equipment and supplier constraints; disruptions in the Company’s information technology and customer relationship management systems; potential acquisitions and expansions into new markets; payments under our tax receivable agreement; the Company's dependence on key personnel, any labor disputes, work stoppages and/or slowdowns; and increased costs as a result of operating as a public company. These and other important factors described under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's annual report on Form 10-K for the fiscal year ended December 31, 2015 and similar disclosures in subsequent reports filed with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Should one or more of these risks or uncertainties materialize, or should any of these assumptions prove incorrect, our actual operating and financial performance may vary in material respects from the performance projected in these forward-looking statements.

Further, any forward-looking statement speaks only as of the date on which it is made, and except as required by law, we undertake no obligation to update any forward-looking statement contained in this press release to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New important factors that could cause our business not to develop as we expect emerge from time to time, and it is not possible for us to predict all of them.
# # #
Contact:
Investor Relations Contact:
Brian Coolidge
Phone: (305) 513-3350
Fax: (305) 513-4156
InvestorRelations@neffcorp.com

TABLE 1
NEFF CORPORATION AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share amounts)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2016	2015	2016	2015
Revenues
Rental revenues	$91.5	$84.8	$172.7	$159.0
Equipment sales	4.9	6.2	10.0	13.0
Parts and service	3.2	3.2	6.6	6.4
Total revenues	99.7	94.2	189.2	178.3
Cost of revenues
Cost of equipment sold	3.0	4.1	6.1	8.4
Depreciation of rental equipment	22.8	21.2	44.9	40.7
Cost of rental revenues	21.7	19.5	41.6	37.4
Cost of parts and service	1.8	1.8	3.6	3.6
Total cost of revenues	49.2	46.6	96.2	90.1
Gross profit	50.5	47.6	93.0	88.3
Other operating expenses
Selling, general and administrative expenses	23.4	22.5	47.9	44.8
Other depreciation and amortization	2.6	2.7	5.3	5.1
Total other operating expenses	26.0	25.1	53.2	49.9
Income from operations	24.5	22.5	39.8	38.4
Other expenses (income)
Interest expense	10.5	10.8	21.1	21.3
Adjustment to tax receivable agreement	0.3	(3.4)	0.7	(2.9)
Loss (gain) on interest rate swap	1.8	(1.0)	6.5	(0.1)
Amortization of debt issue costs	0.4	0.4	0.8	0.8
Total other expenses (income)	12.9	6.7	29.0	19.0
Income before income taxes	11.5	15.8	10.7	19.4
Provision for income taxes	(1.6)	(1.1)	(1.2)	(1.3)
Net income	9.9	14.7	9.5	18.0
Less: net income attributable to non-controlling interest	7.3	7.3	7.1	9.7
Net income attributable to Neff Corporation	$2.6	$7.4	$2.5	$8.3

Net income attributable to Neff Corporation per share of Class A common stock outstanding:
Basic	$0.29	$0.71	$0.25	$0.80
Diluted	$0.28	$0.62	$0.25	$0.69
Weighted average shares of Class A common stock outstanding:
Basic	9.2	10.5	9.8	10.5
Diluted	9.5	12.0	9.9	12.0

TABLE 2
NEFF CORPORATION AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)

	June 30, 2016	December 31, 2015
ASSETS

Cash and cash equivalents	$0.3	$0.3
Accounts receivable, net	62.0	70.3
Inventories	2.1	1.8
Rental equipment, net	488.4	457.5
Property and equipment, net	36.8	33.5
Prepaid expenses and other assets	16.2	14.5
Goodwill	60.6	60.6
Intangible assets, net	14.8	15.3
Total assets	$681.2	$653.7

LIABILITIES AND STOCKHOLDERS' DEFICIT

Liabilities
Accounts payable	$23.3	$18.9
Accrued expenses and other liabilities	38.7	31.4
Revolving credit facility	269.7	253.6
Second lien loan, net	473.8	477.0
Payable pursuant to tax receivable agreement	29.8	29.1
Deferred tax liability, net	9.0	9.5
Total liabilities	844.2	819.5

Stockholders' deficit
Class A Common Stock	0.1	0.1
Class B Common Stock	0.2	0.2
Additional paid-in capital	(118.7)	(112.1)
Retained earnings	19.7	17.2
Total stockholders' deficit	(98.8)	(94.6)
Non-controlling interest	(64.3)	(71.2)
Total stockholders' deficit and non-controlling interest	(163.1)	(165.8)
Total liabilities and stockholders' deficit and non-controlling interest	$681.2	$653.7

TABLE 3
NEFF CORPORATION AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	For the Six Months Ended June 30, 2016	For the Six Months Ended June 30, 2015
Cash Flows from Operating Activities
Net income	$9.5	$18.0
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	49.7	45.2
Amortization of debt issue costs	0.8	0.8
Amortization of intangible assets	0.5	0.6
Amortization of original issue discount	0.1	0.1
Gain on sale of equipment	(4.0)	(4.6)
Provision for bad debt	0.9	0.8
Equity-based compensation	1.1	0.7
Deferred income taxes	1.2	1.2
Adjustment to tax receivable agreement	0.7	(2.9)
Unrealized loss (gain) on interest rate swap	6.2	(0.2)
Changes in operating assets and liabilities:
Accounts receivable	7.5	6.1
Inventories, prepaid expenses and other assets	(1.3)	(1.0)
Accounts payable	(0.3)	(2.3)
Accrued expenses and other liabilities	0.9	(1.9)
Net cash provided by operating activities	73.5	60.7
Cash Flows from Investing Activities
Purchases of rental equipment	(76.6)	(111.1)
Proceeds from sale of equipment	10.0	13.0
Purchases of property and equipment	(8.6)	(10.1)
Net cash used in investing activities	(75.2)	(108.2)
Cash Flows from Financing Activities
Repayments under revolving credit facility	(66.4)	(53.1)
Borrowings under revolving credit facility	82.5	100.9
Debt issue costs	(1.6)	—
Common stock repurchases	(9.4)	—
Second Lien Loan prepayment	(3.3)	—
Distribution to member	(0.1)	—
Payment of costs directly associated with the issuance of Class A common stock	—	(0.3)
Net cash provided by financing activities	1.6	47.5
Net (decrease) increase in cash and cash equivalents	—	—
Cash and cash equivalents, beginning of period	0.3	0.2
Cash and cash equivalents, end of period	$0.3	$0.2

TABLE 4
NEFF CORPORATION AND SUBSIDIARIES
DILUTED EARNINGS PER SHARE CALCULATION
(in millions, except per share data)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2016	2015	2016	2015
Numerator:
Net income attributable to Neff Corporation	$2.6	$7.4	$2.5	$8.3
Denominator:
Weighted average shares of Class A common stock outstanding, diluted	9.5	12.0	9.9	12.0

Diluted earnings per share of Class A common stock	$0.28	$0.62	$0.25	$0.69

Potentially dilutive stock options representing a total of 0.7 million shares of Class A common stock for the three and six months ended June 30, 2016 were excluded from the computation of diluted weighted average shares outstanding due to their anti-dilutive effect.

NEFF CORPORATION AND SUBSIDIARIES
ADJUSTED EARNINGS PER SHARE - US GAAP RECONCILIATION

We define “adjusted earnings per share” as the sum of diluted earnings per share of Class A common stock, as reported, adjusted for the impact of the items that we believe are not indicative of our ongoing operations, including for the periods presented loss (gain) on interest rate swap and non-cash adjustment to the tax receivable agreement. Management believes that including adjusted EPS in this press release is appropriate because securities analysts, investors and other interested parties use this non-US GAAP financial measure as an important measure to assess our operating performance compared to that of other companies in the industry. However, adjusted EPS is not a measure of financial performance under US GAAP. Accordingly, adjusted earnings per share should not be considered an alternative to diluted EPS of Class A common stock. The table below provides a reconciliation between diluted EPS of Class A common stock, as reported, and adjusted EPS. Because adjusted EPS is not calculated in the same manner by all companies, it may not be comparable to other similarly titled measures used by other companies.

TABLE 5

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2016	2015	2016	2015
Diluted earnings per share of Class A common stock, as reported	$0.28	$0.62	$0.25	$0.69
Adjusted for:
Loss (gain) on interest rate swap(a)	0.04	(0.05)	0.15	(0.01)
Adjustment to tax receivable agreement(b)	0.03	(0.28)	0.07	(0.24)
Adjusted earnings per share	$0.35	$0.29	$0.47	$0.44

(a)	Represents after tax impact of loss (gain) on interest rate swap related to adjustments to fair value.

(b)	Represents non-cash adjustment to tax receivable agreement related to changes in estimates used in the calculation of the tax receivable agreement.

NEFF CORPORATION AND SUBSIDIARIES
EBITDA AND ADJUSTED EBITDA - US GAAP RECONCILIATION
(in millions)

EBITDA is defined as net income plus interest expense, provision for income taxes, depreciation of rental equipment, other depreciation and amortization and amortization of debt issue costs. Adjusted EBITDA is defined as EBITDA further adjusted to give effect to other items that management does not consider to be indicative of our ongoing operations, including for the periods presented rental split expense, equity-based compensation, adjustment to tax receivable agreement and loss (gain) on interest rate swap. Adjusted EBITDA is not a measure of performance in accordance with US GAAP and should not be considered as an alternative to net income or operating cash flows determined in accordance with US GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of cash flow for management's discretionary use, as it excludes certain cash requirements such as interest payments, tax payments and debt service requirements. Management believes that including EBITDA and Adjusted EBITDA in this press release is appropriate because securities analysts, investors and other interested parties use these non-US GAAP financial measures as important measures of assessing our operating performance across periods on a consistent basis. Adjusted EBITDA has limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our results as reported under US GAAP. The table below provides a reconciliation between net income and EBITDA and Adjusted EBITDA. Because EBITDA and Adjusted EBITDA are not calculated in the same manner by all companies, they may not be comparable to other similarly titled measures used by other companies.

TABLE 6

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2016	2015	2016	2015
	(in millions of dollars)
Net income	$9.9	$14.7	$9.5	$18.0
Interest expense	10.5	10.8	21.1	21.3
Provision for income taxes	1.6	1.1	1.2	1.3
Depreciation of rental equipment	22.8	21.2	44.9	40.7
Other depreciation and amortization	2.6	2.7	5.3	5.1
Amortization of debt issue costs	0.4	0.4	0.8	0.8
EBITDA(e)	47.7	50.8	82.9	87.2
Rental split expense(a)	0.4	0.3	0.8	1.1
Equity-based compensation(b)	0.3	0.3	1.1	0.7
Adjustment to tax receivable agreement(c)	0.3	(3.4)	0.7	(2.9)
Loss (gain) on interest rate swap(d)	1.8	(1.0)	6.5	(0.1)
Adjusted EBITDA(f)	$50.6	$47.0	$92.0	$86.0

(a)
Represents cash payments made to suppliers of equipment in connection with rental split expense, which payments are credited against the purchase price of the applicable equipment if Neff Holdings elects to purchase that equipment.

(b)	Represents non-cash equity-based compensation expense recorded in the periods presented in accordance with US GAAP.

(c)	Represents adjustment to tax receivable agreement related to changes in estimates used in the calculation of the tax receivable agreement.

(d)	Represents loss (gain) on interest rate swap related to adjustments to fair value.

(e)
Our EBITDA margin was 47.9% and 53.9% for the three months ended June 30, 2016 and 2015, respectively. Our EBITDA margin was 43.8% and 48.9% for the six months ended June 30, 2016 and 2015, respectively.

(f)
Our Adjusted EBITDA margin was 50.7% and 49.9% for the three months ended June 30, 2016 and 2015, respectively. Our Adjusted EBITDA margin was 48.6% and 48.2% for the six months ended June 30, 2016 and 2015, respectively.